Exhibit 1.1

BABCOCK & WILCOX ENTERPRISES, INC.
7.75% SERIES A CUMULATIVE PERPETUAL PREFERRED STOCK
UNDERWRITING AGREEMENT

May 4, 2021

B. Riley Securities, Inc.

As representative of the several underwriters

c/o B. Riley Securities, Inc.

299 Park Avenue, 21st Floor

New York, NY 10171

Ladies and Gentlemen:

Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several Underwriters on Schedule A hereto (the “Underwriters”), for whom B. Riley Securities, Inc. is acting as representative (in such capacity, the “Representative”), 4,000,000 shares of the Company’s 7.75% Series A Cumulative Perpetual Preferred Stock (the “Firm Shares”), par value $0.01 per share and liquidation preference $25.00 per share, (the “Preferred Shares”). In addition, the Company proposes to grant to the Underwriters the option to purchase from the Company up to an additional 600,000 Preferred Shares (the “Option Shares”). The Firm Shares and, if and to the extent such option is exercised, the Option Shares are hereinafter collectively referred to as the “Shares.”

The Company hereby confirms its engagement of D.A. Davidson & Co. (“D.A. Davidson”) as, and D.A. Davidson hereby confirms its agreement with the Company to render services as, a “qualified independent underwriter,” within the meaning of Section (f)(12) of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) with respect to the offering and sale of the Shares. D.A. Davidson, solely in its capacity as the qualified independent underwriter and not otherwise, is referred to herein as the “QIU.” D.A. Davidson hereby consents to the reference to it as set forth under the heading “Underwriting (Conflicts of Interest)” in the preliminary prospectus or the Prospectus and any amendment or supplement thereto.

The Company and the Underwriters agree as follows:

1.                   The Offering. Upon the basis of the representations and warranties and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Underwriters, severally and not jointly, the aggregate principal amount of Firm Shares set forth opposite the name of such Underwriter on Schedule A, and each of the Underwriters, severally and not jointly, agrees to purchase from the Company at the price (the “Purchase Price”) set forth in Schedule B hereto the aggregate principal amount of Firm Shares set forth opposite the name of such Underwriter on Schedule A hereto subject to adjustment in accordance with Section 7 hereof.

In addition, the Company hereby grants to the several Underwriters the option to purchase and, upon the basis of the representations and warranties and subject to the terms and conditions herein set forth, the Underwriters shall have the right to purchase, severally and not jointly, from the Company, ratably in accordance with the number of Firm Shares to be purchased by each of them, all or a portion of the Option Shares, at the same Purchase Price to be paid by the Underwriters for the Firm Shares (without giving effect to any accrued interest from the Closing Date to the Additional Closing Date). This option may be exercised by the Representative on behalf of the several Underwriters at any time and from time to time in whole or in part by written notice from the Representative to the Company, which notice may be given at any time within 30 days from the date of this Agreement. Such notice shall set forth (i) the aggregate principal amount of Option Shares as to which the option is being exercised and (ii) the date, time and place at which such Option Shares are to be delivered (such date, the “Additional Closing Date” and such time of such date, the “Additional Time of Purchase”); provided, however, that the Additional Time of Purchase may be simultaneous with, but shall not be earlier than the Time of Purchase (as defined below) and shall not be earlier than two nor later than five full business days after delivery of such notice of exercise. The aggregate principal amount of Option Shares to be sold to each Underwriter shall be the aggregate principal amount which bears the same proportion to the total aggregate principal amount of Option Shares being purchased as the number of Firm Shares set forth opposite the name of such Underwriter on Schedule A hereto bears to the total aggregate principal amount of Firm Shares, subject to adjustment in accordance with Section 7 hereof. The Representative may cancel the option at any time prior to its expiration by giving written notice of such cancellation to the Company.

2.                   Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Underwriters that:

(a)                 The Company has filed a “shelf” Registration Statement (as hereinafter defined) on Form S-3 (File No. 333-255428), which was declared effective by the Commission as of April 30, 2021 (the “Effective Date”), including a base prospectus relating to the securities registered pursuant to such Registration Statement (the “Base Prospectus”), and such amendments and supplements thereto as may have been required to the date of this Agreement. The term “Registration Statement” as used in this Agreement means the registration statement (including all documents and information deemed to be a part of the Registration Statement pursuant to Rule 430B of the Rules and Regulations), as amended and/or supplemented to the date of this Agreement, including the Base Prospectus. The Registration Statement is effective under the Securities Act of 1933, as amended (the “Securities Act”), and published rules and regulations thereunder (the “Rules and Regulations”) adopted by the Securities and Exchange Commission (the “Commission”), and no stop order preventing or suspending the effectiveness of the Registration Statement or suspending or preventing the use of the Prospectus (as defined below) or any Issuer Free Writing Prospectus (defined below) has been issued by the Commission, and no proceedings for that purpose have been instituted or, to the knowledge of the Company, are threatened by the Commission. The Company has prepared a prospectus supplement to the Base Prospectus included as part of such registration statement specifically relating to the Shares (the “Prospectus Supplement”) and has or will file such Prospectus Supplement with the Commission pursuant to Rule 424(b) of the Rules and Regulations. The term “Prospectus” as used in this Agreement means the Base Prospectus, as it may be supplemented by the Prospectus Supplement, in the forms in which such Base Prospectus or Prospectus Supplement has been or is to be filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations, except that if any revised prospectus or prospectus supplement shall be provided to the Underwriters by the Company for use in connection with the offering and sale of the Shares (the “Offering”) which differs from the Prospectus (whether or not such revised prospectus or prospectus supplement is required to be filed by the Company pursuant to Rule 424(b) of the Rules and Regulations), the term “Prospectus” shall refer to such revised prospectus or prospectus supplement, as the case may be, from and after the time it is first provided to the Underwriters for such use. Any reference herein to the Registration Statement or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or before the last to occur of the Effective Date, or the date of the Prospectus, and any reference herein to the terms “amend,” “amendment,” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include (i) the filing of any document under the Exchange Act after the Effective Date or the date of the Prospectus, as the case may be, which is incorporated by reference into the Registration Statement or the Prospectus and (ii) any such document so filed. If Company files an abbreviated registration statement to register additional securities pursuant to Rule 462(b) under the Rules and Regulations (the “462(b) Registration Statement”), any reference herein to the Registration Statement shall also be deemed to include such 462(b) Registration Statement.

(b)                As of the Applicable Time (as defined below) and as of the Time of Purchase and any Additional Time of Purchase, as the case may be, none of (i) any General Use Free Writing Prospectus (as defined below) issued at or prior to the Applicable Time, and the Pricing Prospectus (as defined below), all considered together (collectively, the “General Disclosure Package”), (ii) any individual Limited Use Free Writing Prospectus (as defined below) issued at or prior to the Time of Purchase and any Additional Time of Purchase, as the case may be, or (iii) the bona fide electronic road show, if any (as defined in Rule 433(h)(5) of the Rules and Regulations), that has been made available without restriction to any person, when considered together with the General Disclosure Package, included or will include any untrue statement of a material fact or omitted, or as of the Time of Purchase and any Additional Time of Purchase, as the case may be, will omit, to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to information contained in or omitted from the General Disclosure Package, any individual Limited Use Free Writing Prospectus or the bona fide electronic road show, if any, in reliance upon Underwriter’s Information (as defined below). As used in this Section 2(b) and elsewhere in this Agreement:

“Applicable Time” means 4:30 P.M., Eastern Standard time, on the date of this Agreement.

“General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus identified on Schedule C to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the Rules and Regulations relating to the Shares in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) of the Rules and Regulations.

“Limited Use Free Writing Prospectuses” means any Issuer Free Writing Prospectus that is not a General Use Free Writing Prospectus.

“Pricing Prospectus” means the Base Prospectus as amended and supplemented immediately prior to the Applicable Time, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof.

(c)                 At the time the Registration Statement became effective, at the Applicable Time and at the Time of Purchase and any Additional Time of Purchase, as the case may be, the Registration Statement conformed and will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein; the Prospectus, at the time the Prospectus became effective and at the Time of Purchase and any Additional Time of Purchase, as the case may be, conformed and will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations and did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing representations and warranties in this Section 2(c) shall not apply to information contained in or omitted from the Registration Statement or the Prospectus in reliance upon, and in conformity with, the Underwriter’s Information.

(d)                Each Issuer Free Writing Prospectus, if any, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Shares or until any earlier date that the Company notified or notifies the Representative as described in Section 4(c), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, Pricing Prospectus or the Prospectus, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon, and in conformity with, the Underwriter’s Information.

(e)                 The documents incorporated by reference in the Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, the Rules and Regulations and the rules and regulations of the Commission under the Exchange Act, and none of such documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Prospectus, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, the Rules and Regulations and the rules and regulations of the Commission under the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)                  The Company is not an “ineligible issuer” in connection with the Offering pursuant to Rules 164, 405 and 433 under the Securities Act.

(g)                The Company has not, directly or indirectly, distributed and will not distribute any offering material in connection with the Offering other than the Registration Statement, the Pricing Prospectus, the Prospectus, any General Use Free Writing Prospectuses and any Limited Use Free Writing Prospectuses reviewed and consented to by the Representative (which consent shall not be unreasonably withheld). The Company will file with the Commission all Issuer Free Writing Prospectuses (other than a “road show,” as defined in Rule 433(d)(8) of the Rules and Regulations), if any, in the time and manner required under Rules 163(b)(2) and 433(d) of the Rules and Regulations.

(h)                Each of the Company and its Subsidiaries has been duly organized and is validly existing as a corporation or other legal entity as applicable in good standing (or the foreign equivalent thereof) under the laws of its jurisdiction of incorporation or organization. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction in which its ownership or lease of its properties or the conduct of its business requires such qualification and has all corporate power and authority necessary to own or hold its properties and to conduct the businesses in which each is engaged as described in the Registration Statement or Prospectus, except where the failure to so qualify or have such power or authority would not reasonably be expected to (i) have, singularly or in the aggregate, a material adverse effect on the condition (financial or otherwise), results of operations, assets, or business of the Company and its Subsidiaries, taken as a whole, or (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate any transactions contemplated by this Agreement, the General Disclosure Package, or the Prospectus (any such effect as described in clauses (i) or (ii), a “Material Adverse Effect”). “Subsidiary” means any significant subsidiary of the Company as defined in Rule 405 under the Securities Act.

(i)                  The Company has the full legal right, power and authority to execute and deliver, and perform its obligations under this Agreement.

(j)                  This Agreement has been duly authorized, executed and delivered by the Company.

(k)                The Shares have been duly authorized by the Company and when the Shares are issued and delivered in accordance with the terms of this Agreement, the Shares will be validly issued and outstanding, fully paid and non-assessable, not subject to any preemptive or other similar rights, will conform as to legal matters in all material respects to the descriptions thereof contained in the Registration Statement, the Prospectus and the General Disclosure Package, and will entitle the holders of the Shares to the rights and benefits provided therein and in the Certificate of Designations with respect to the Preferred Stock (the “COD”).

(l)                  All issued and outstanding shares of capital stock of the Company outstanding prior to the issuance of the Firm Shares are validly issued, fully paid and non-assessable and were issued in compliance in all material respects with United States federal and applicable state securities laws. All of the Company’s options, warrants and other rights to purchase or exchange any securities for shares of the Company’s capital stock have been duly authorized and validly issued and were issued in compliance in all material respects with United States federal and applicable state securities laws. None of the outstanding shares of capital stock was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company.

(m)               The membership interests, capital stock, partnership interests or other similar equity interests, as applicable, of each Subsidiary, have been duly authorized and validly issued, are fully paid and nonassessable and, except to the extent set forth in the General Disclosure Package or would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, are owned by the Company directly, free and clear of any claim, lien, encumbrance, security interest, restriction upon voting or transfer or any other claim of any third party.

(n)                None of (1) the execution, delivery and performance of this Agreement by the Company and (2) the issuance and sale of the Shares by the Company (with or without notice or lapse of time or both) (x) conflicts with or results in a breach or violation of any of the terms or provisions of, constitutes a default under, gives rise to any right of termination or other right or the cancellation or acceleration of any right or obligation or loss of a benefit under or pursuant to, any mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, except for the A&R Credit Agreement (as defined in the Prospectus) (y) results in any violation of the provisions of the certificate of incorporation or bylaws (or analogous governing instruments, as applicable) of the Company or any of its Subsidiaries, or (z) results in any violation of provisions of any law, statute, rule, regulation, judgment, order or decree of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets; except, with respect to clauses (x) or (z), any contravention which would not reasonably be expected to have a Material Adverse Effect.

(o)                No consent, approval, authorization or order of, or qualification with, any governmental body or agency or self-regulatory authority is required for the performance by the Company of its obligations under this Agreement, except as have been obtained or as may be required by (1) the securities or Blue Sky laws of the various states, (2) the bylaws, rules and regulations of FINRA or the New York Stock Exchange (“NYSE”).

(p)                Deloitte & Touche LLP, who has audited certain financial statements of the Company and related schedules included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, is, to the knowledge of the Company, an independent registered public accounting firm with respect to the Company as required by the Securities Act and the Rules and Regulations and the Public Company Accounting Oversight Board (United States).

(q)                The financial statements, together with the related notes and schedules included or incorporated by reference in the General Disclosure Package, the Prospectus and in the Registration Statement fairly present, in all material respects, the financial position and the results of operations and changes in financial position of the Company and its consolidated Subsidiaries and other consolidated entities at the respective dates or for the respective periods therein specified. Such statements and related notes and schedules have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved except as may be set forth in the related notes included or incorporated by reference in the General Disclosure Package. The financial statements, together with the related notes and schedules, included or incorporated by reference in the General Disclosure Package and the Prospectus comply in all material respects with the Securities Act, the Exchange Act, and the Rules and Regulations and the rules and regulations under the Exchange Act. No other financial statements or supporting schedules or exhibits are required by the Securities Act or the Rules and Regulations to be described, or included or incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus. There is no pro forma or as adjusted financial information which is required to be included in the Registration Statement, the General Disclosure Package, or the Prospectus or a document incorporated by reference therein in accordance with the Securities Act and the Rules and Regulations which has not been included or incorporated as so required. The pro forma financial statements of the Company and its Subsidiaries and the related notes thereto included or incorporated by reference in to the General Disclosure Package, the Prospectus and the Registration Statement present fairly, in all material respects, the information contained therein, have been prepared, in all material respects, in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly presented on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(r)                  The Company and its Subsidiaries, on a consolidated basis, do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” within the meaning of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 810), which are not disclosed in the General Disclosure Package, the Prospectus and the Registration Statement.

(s)                 Since the date of the most recent financial statements of the Company included or incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus, there has not occurred any event or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(t)                  There is no legal or governmental proceeding, action, suit or claim pending or, to the Company’s knowledge, threatened, to which the Company or any of its Subsidiaries is a party, or to which any of the properties or assets of the Company or any of its Subsidiaries is subject, (i) other than proceedings accurately described in all material respects in the General Disclosure Package or proceedings that would not reasonably be expected to have a Material Adverse Effect, or (ii) that are required to be described in the Registration Statement, the General Disclosure Package or the Prospectus and are not so described.

(u)                The Company is not, and, after giving effect to the Offering and the application of the proceeds thereof as described in the General Disclosure Package and the Prospectus, will not become an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(v)                The Company and its Subsidiaries have good and marketable title to all real and personal property described in the Registration Statement of Prospectus as being owned by them which is material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects of title except such as are described in the General Disclosure Package or would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and any real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases except such as are described in the General Disclosure Package or would not reasonably be expected to have a Material Adverse Effect.

(w)               Except as disclosed in the General Disclosure Package, neither the Company nor any of its Subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

(x)                Except as described in the General Disclosure Package, the Company and its Subsidiaries own or possess, or have the right to use or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others against the Company with respect to any Intellectual Property Rights, except such as will not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(y)                The Company maintains a system of internal accounting and other controls designed to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the General Disclosure Package, (A) none of the Company, or to the Company’s knowledge, its board of directors and audit committee, is aware of any “significant deficiencies” or “material weaknesses” (each as defined by the Public Company Accounting Oversight Board) in its internal control over financial reporting, or any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls all as of the date of this Agreement, and (B) since the end of the Company’s most recent audited fiscal year, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(z)                 No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders (or analogous interest holders), customers or suppliers of the Company or any of its Subsidiaries or any of their affiliates, on the other hand, which is required to be described in the General Disclosure Package or the Prospectus or a document incorporated by reference therein and which is not so described.

(aa)              Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of its directors, officers, agents, employees, affiliates or other person acting on their behalf is aware of or has taken any action, directly or indirectly, that has violated or would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(bb)             The operations of the Company and its Subsidiaries are and have been conducted at all times, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Company (collectively, the “Money Laundering Laws”) except where the failure to be in such compliance would not reasonably be expected to result in a Material Adverse Effect; and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(cc)              Neither the Company nor any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of this Offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(dd)             No person or entity has the right to require registration of any securities of the Company or any of its Subsidiaries under the Securities Act because of the filing or effectiveness of the Registration Statement, except (i) as set forth therein or in the General Disclosure Package or (ii) as provided under the Registration Rights Agreement, dated as of April 30, 2019, by and among the Company and certain investors party thereto.

(ee)              Neither the Company nor any of its Subsidiaries has incurred any liability for any finder’s fee or like payment in connection with the Offering or any transaction contemplated by this Agreement, except as may otherwise exist with respect to the Underwriters pursuant to this Agreement.

(ff)               No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in either the General Disclosure Package or the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(gg)             The Company is subject to, and in compliance in all material respects with, the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As of the filing date of the Registration Statement and as of any update of the Registration Statement pursuant to Section 10(a)(3) of the Securities Act (including the filing of any Annual Report on Form 10-K), the Company was eligible to file a “shelf” Registration Statement on Form S-3 with the Commission.

(hh)             The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and all applicable rules and regulations promulgated thereunder or is implementing the provisions thereof that are currently in effect.

(ii)                The statistical and market-related data included in the General Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate, and such data agree in all material respects with the sources from which they are derived.

(jj)                Except as otherwise disclosed in the General Disclosure Package, each of the Company and its Subsidiaries possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses as described in the Registration Statement or Prospectus, and neither the Company nor any Subsidiary of the Company has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

(kk)             Each of the Company and its Subsidiaries have filed all material federal, state and foreign income and franchise tax returns or have properly requested extensions thereof and have paid all material taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as may be being contested in good faith and by appropriate proceedings, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(ll)                Except for persons identified or otherwise as set forth in the General Disclosure Package, neither the Company nor any Subsidiary directly or indirectly controls, is controlled by, or is under common control with, or is an associated person (within the meaning of Article I, Section 1(ee) of the By-laws of FINRA) of, any member firm of FINRA.

(mm)         No approval of the stockholders of the Company under the rules and regulations of the NYSE is required for the Company to issue and deliver the Shares.

(nn)             Except as otherwise disclosed in the General Disclosure Package, each of the Company and its Subsidiaries maintains insurance issued by nationally recognized insurers covering their respective properties, operations, personnel and businesses, with policies in such amounts and with such deductibles and covering such risks as the Company reasonably deems adequate for the conduct of their business as currently conducted as described in the Registration Statement and Prospectus.

(oo)             The Company nor, to the Company’s knowledge, any of its respective directors, officers or affiliates has not taken, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any “reference security” (as defined in Rule 100 of Regulation M under the 1934 Act (“Regulation M”)), whether to facilitate the sale or resale of the Shares or otherwise, and has taken no action which would directly or indirectly violate Regulation M.

Any certificate signed by or on behalf of the Company and delivered to the Representative or to counsel for the Underwriters shall be deemed to be a representation and warranty by the Company to the Underwriters as to the matters covered thereby.

3.                   The Closing.

(a)                 Payment of the purchase price for the Firm Shares shall be made to the Company by Federal Funds wire transfer against delivery of such Firm Shares to or as designated by the Representative through the facilities of DTC for the respective accounts of the Underwriters. Such payment and delivery shall be made at 10:30 A.M., Eastern Standard time, on May 7, 2021 (such date, the “Closing Date”). The time at which such payment and delivery are to be made is hereinafter sometimes called the “Time of Purchase.” Electronic transfer of the Firm Shares shall be made at the Time of Purchase in such names and in such denominations as the Representative shall specify.

(b)                Payment of the purchase price for the Option Shares shall be made at the Additional Time of Purchase in the same manner and at the same office and time of day as the payment for the Firm Shares. Electronic transfer of the Option Shares shall be made at the Additional Time of Purchase in such names and in such denominations as the Representative shall specify.

(c)                 Delivery of the documents required to be delivered to the Underwriters pursuant to Sections 4 and 6 hereof shall be at 10:30 A.M., Eastern Standard time, on the Closing Date or the Additional Closing Date, as the case may be, at the offices of Duane Morris LLP, 1540 Broadway, New York, New York 10036.

4.                   Further Covenants and Agreements of the Company.

The Company covenants and agrees with the Underwriters as follows:

(a)                 To prepare the Rule 462(b) Registration Statement, if necessary, in a form approved by the Representative, and file such Rule 462(b) Registration Statement with the Commission on the date hereof; to prepare the Prospectus in a form approved by the Representative, containing information previously omitted at the time of effectiveness of the Registration Statement in reliance on rules 430A, 430B and 430C and to file such Prospectus pursuant to Rule 424(b) of the Rules and Regulations not later than the second business day following the execution and delivery of this Agreement or, if applicable, such earlier time as may be required by Rule 430A of the Rules and Regulations; to notify the Representative promptly of the Company’s intention to file or prepare any supplement or amendment to any Registration Statement or to the Prospectus in connection with this Offering and to provide a draft of any such amendment or supplement to the Registration Statement, the General Disclosure Package or the Prospectus to the Representative, for review within an amount of time that is reasonably practical under the circumstances and prior to filing, and to file no such amendment or supplement to which the Representative shall have reasonably objected in writing; to advise the Representative, promptly after it receives notice thereof, of the time when any amendment to any Registration Statement has been filed in connection with the Offering or becomes effective or any supplement to the General Disclosure Package or the Prospectus or any amended Prospectus has been filed and to furnish the Representative with copies thereof; to file within the time periods prescribed by the Exchange Act, including any extension thereof, all material required to be filed by the Company with the Commission pursuant to Rule 433(d) or 163(b)(2), as the case may be; to advise the Representative, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Issuer Free Writing Prospectus or the Prospectus, of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement, the General Disclosure Package or the Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Issuer Free Writing Prospectus or the Prospectus or suspending any such qualification, and promptly to use its best efforts to obtain the withdrawal of such order.

(b)                Prior to the Closing Date, the Board of Directors of the Company (or any duly authorized committee thereof), shall adopt the COD designating the “Series A Cumulative Perpetual Preferred Stock” and establishing the rights, preferences and entitlements thereof, which shall conforms in all material respects to the description thereof in the Registration Statement, the Prospectus and the General Disclosure Package. The Company shall file such COD with the Secretary of State of the State of Delaware, accompanied by all fees required to be paid therewith, and cause the COD to become effective on or prior to the Closing Date.

(c)                 To prepare a final term sheet for the Shares, containing solely a description of final terms of the Shares and the offering thereof, in the form approved by you and attached as Schedule D hereto and to file such term sheet pursuant to, and within the time required by, Rule 433(d).

(d)                That, unless it obtains the prior consent of the Representative, it has not made and will not make any offer relating to the Shares that would constitute a “free writing prospectus” as defined in Rule 405 of the Rules and Regulations unless the prior written consent of the Representative has been received (each, a “Permitted Free Writing Prospectus”), other than a free writing prospectus containing the information contained in the final term sheet prepared and filed pursuant to Section 4(c) hereof; provided that the prior written consent of the Representative shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule C hereto and any electronic road show, if any. The Company shall furnish to the Representative, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of each proposed free writing prospectus or any amendment or supplement thereto to be prepared by or on behalf of, used by, or referred to by the Company. The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, and that it has and will comply with the requirements of Rules 164 and 433 of the Rules and Regulations applicable to any Issuer Free Writing Prospectus, including the requirements relating to timely filing with the Commission, legending and record keeping.

(e)                 If at any time when a Prospectus relating to the Shares is required to be delivered under the Securities Act, any event occurs or condition exists as a result of which the Prospectus, as then amended or supplemented, would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or the Registration Statement, as then amended or supplemented, would include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, or if for any other reason it is necessary at any time to amend or supplement any Registration Statement or the Prospectus to comply with the Securities Act or the Exchange Act, the Company will promptly notify the Representative, and upon the Representative’ request, the Company will promptly prepare and file with the Commission, at the Company’s expense, an amendment to the Registration Statement or an amendment or supplement to the Prospectus that corrects such statement or omission or effects such compliance. The Company consents to the use of the Prospectus or any amendment or supplement thereto by the Underwriters.

(f)                  To the extent not available on the Commission’s EDGAR system, to make generally available to its security holders as soon as practicable, but in any event not later than fifteen (15) months after the end of the Company’s current fiscal quarter, an earnings statement of the Company and its consolidated Subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and the Rules and Regulations (including, at the option of the Company, Rule 158). The Underwriters and the Company acknowledge and agree that the Company’s ordinary, timely-filed periodic filings with the Commission pursuant to the Exchange Act may be used to satisfy this obligation to the extent consistent with the requirements set forth herein.

(g)                To take promptly from time to time such actions as the Representative may reasonably request to qualify the Shares for offering and sale under the securities or Blue Sky laws of such jurisdictions (domestic or foreign) as the Representative may designate and to continue such qualifications in effect, and to comply with such laws, for so long as required to permit the offer and sale of Shares in such jurisdictions; provided that the Company and its Subsidiaries shall not be obligated to qualify as foreign corporations in any jurisdiction in which they are not so qualified or to file a general consent to service of process in any jurisdiction.

(h)                To supply the Underwriters with copies of all correspondence to and from, and all documents issued to and by, the Commission in connection with the registration of the Shares under the Securities Act or the Registration Statement or the Prospectus, or any amendment or supplement thereto or document incorporated by reference therein.

(i)                  Prior to the Time of Purchase and the Additional Time of Purchase, if any, not to issue any press release or other communication directly or indirectly or hold any press conference (other than (i) the Company’s customary quarterly press release and conference call or (ii) routine oral marketing communications in the ordinary course of business and consistent with the past practices of the Company) without the prior written consent of the Representative (which consent shall not be unreasonably withheld) unless in the judgment of the Company and its counsel, and after notification to the Representatives, such press release or communication is required by law or applicable stock exchange rules.

(j)                  To apply the net proceeds from the sale of the Shares as set forth in the Registration Statement, the General Disclosure Package and the Prospectus under the heading “Use of Proceeds.”

(k)                To cooperate with the Representative and use its commercially reasonable efforts to permit the offered Securities to be eligible for clearance and settlement through the facilities of DTC.

(l)                  During the period commencing on and including the date hereof and continuing through and including the 90th day following the date of the Prospectus (such period, as extended as described below, being referred to herein as the “Lock-up Period”), the Company will not, without the prior written consent of the Representative (which consent may be withheld in its sole discretion), directly or indirectly: (i) sell, offer to sell, contract to sell or lend any Shares or Related Securities (as defined below); (ii) effect any short sale, or establish or increase any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) or liquidate or decrease any “call equivalent position” (as defined in Rule 16a-1(b) under the Exchange Act) of any Shares or Related Securities; (iii) pledge, hypothecate or grant any security interest in any Shares or Related Securities; (iv) in any other way transfer or dispose of any Shares or Related Securities; (v) enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of any Shares or Related Securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise; (vi) announce the offering of any Shares or Related Securities; (vii) submit or file any registration statement under the Securities Act in respect of any Shares or Related Securities (other than as contemplated by this Agreement with respect to the Shares); (viii) effect a reverse stock split, recapitalization, share consolidation, reclassification or similar transaction affecting the outstanding Shares; or (ix) publicly announce the intention to do any of the foregoing; provided, however, that the Company may (A) effect the transactions contemplated hereby, (B) issue Shares or options to purchase Shares, or issue Shares upon exercise of options, pursuant to any stock option, stock bonus or other stock plan or arrangement described in the Registration Statement and the Prospectus, (C) file a registration statement on Form S-8 or a successor form thereto to register securities issuable by the Company upon the exercise of options or other awards granted by the Company in connection with the Company’s equity incentive plans disclosed in the Registration Statement, (D) adopt a new equity incentive plan, and file a registration statement on Form S-8 under the Securities Act to register the offer and sale of securities to be issued pursuant to such new equity incentive plan, and issue securities pursuant to such new equity incentive plan (including, without limitation, the issuance of shares of Preferred Stock upon the exercise of options or other securities issued pursuant to such new equity incentive plan), (E) enter into an agreement providing for the issuance by the Company of shares of Preferred Stock or any security convertible into or exercisable for shares of Preferred Stock in connection with the acquisition, joint venture, collaboration, commercial relationship or other strategic transaction or any debt financing transaction, or license by the Company or any of its Subsidiaries of the securities, business, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by the Company in connection with such acquisition, joint venture or license and the issuance of any such securities pursuant to any such agreement, or the issuance of any such securities pursuant to any such agreement, (F) issue Preferred Stock pursuant to the conversion or exchange of securities or the exercise of options or warrants (including net exercise), which securities, options, or warrants are outstanding on the date hereof and described in the General Disclosure Package, (G) issue securities pursuant to agreements entered into and publicly disclosed prior to the date of this Agreement and (H) issue Shares or Related Securities in exchange for the cancellation of outstanding indebtedness. For purposes of the foregoing, “Related Securities” shall mean any options or warrants or other rights to acquire Shares or any securities exchangeable or exercisable for or convertible into Shares, or to acquire other securities or rights ultimately exchangeable or exercisable for, or convertible into, Shares.

(m)               To use its reasonable best efforts to list, subject to notice of issuance, the Shares on the NYSE.

(n)                Until the Representative shall have notified the Company of the completion of the offering of the Shares, the Company will not take directly or indirectly any action designed, or that might reasonably be expected to cause or result in, or that will constitute, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares.

(o)                To use its reasonable best efforts to do and perform all things required to be done or performed under this Agreement by the Company prior to the Time of Purchase or the Additional Time of Purchase, as applicable and to satisfy all conditions precedent to the delivery of the Shares to be delivered at such time.

5.                   Payment of Expenses.

The Company agrees to pay, or reimburse if paid by the Underwriters, whether or not the transactions contemplated hereby are consummated or this Agreement is terminated (unless this Agreement is terminated pursuant to Section 7): (a) the costs incident to the authorization, issuance, sale and delivery of the Shares to the Underwriters and any taxes payable in that connection; (b) the costs incident to the registration of the Shares under the Securities Act; (c) the costs incident to the preparation, printing and distribution of the Registration Statement, the Base Prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package, the Prospectus, any amendments, supplements and exhibits thereto or any document incorporated by reference therein; (d) the reasonable and documented fees and expenses of counsel to the Underwriters incurred in connection with securing any required review by FINRA and any filings made with FINRA in an aggregate amount not to exceed $10,000; (e) all costs and expenses incident to listing the Shares on the NYSE; (f) the fees and expenses of the transfer agent, registrar or depository with respect to the Shares; all costs and expenses incident to listing the Shares on the NYSE; (g) the fees and expenses of counsel for the Underwriters incurred in connection with qualifying the Shares under the securities laws of the several jurisdictions as provided in Section 4(e) and of preparing, printing and distributing wrappers and blue sky memoranda; (h) the expenses and application fees incurred in connection with the approval of the Shares for book-entry transfer by DTC; (i) the reasonable fees and disbursements of counsel to the Underwriters in an aggregate amount not to exceed $75,000 (inclusive of amounts paid under (d) and (g) above), and (j) all other costs and expenses of the Company incident to the offering of the Shares by, or the performance of the obligations of, the Company under this Agreement (including, without limitation, the fees and expenses of the Company’s counsel and the Company’s independent accountants and the travel and other reasonable expenses incurred by Company personnel in connection with any “road show”).

6.                   Conditions to the Obligations of the Underwriters, and the Sale of the Shares. The obligations of the Underwriters hereunder, and the closing of the sale of the Shares, are subject to the accuracy, when made and as of the Applicable Time and at the Time of Purchase or the Additional Time of Purchase, as the case may be, of the representations and warranties of the Company contained herein (except for inaccuracies that would not reasonably be expected to result in a Material Adverse Effect), to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company, in all material respects, of its obligations hereunder (or waiver by the underwriters), and to each of the following additional terms and conditions:

(a)                 No stop order suspending the effectiveness of the Registration Statement or any part thereof, preventing or suspending the use of any Base Prospectus, the Prospectus or any Permitted Free Writing Prospectus or any part thereof shall have been issued and no proceedings for that purpose or pursuant to Section 8A under the Securities Act shall have been initiated by the Commission, and all requests for additional information on the part of the Commission (to be included or incorporated by reference in the Registration Statement or the Prospectus or otherwise) shall have been complied with; the Rule 462(b) Registration Statement, if any, each Issuer Free Writing Prospectus, if any, and the Prospectus shall have been filed with the Commission within the applicable time period prescribed for such filing by, and in compliance with, the Rules and Regulations and in accordance with Section 4(a), and the Rule 462(b) Registration Statement, if any, shall have become effective immediately upon its filing with the Commission; and FINRA shall have raised no objection to the fairness and reasonableness of the terms of this Agreement or the transactions contemplated hereby.

(b)                The Registration Statement or any amendment or supplement thereto shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading, and none of the General Disclosure Package, any Issuer Free Writing Prospectus or the Prospectus, or any amendment or supplement thereto, shall contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(c)                 The Company shall have furnished to the Representative a certificate, dated the Closing Date or the Additional Closing Date, as the case may be, of its Chief Executive Officer and its Chief Financial Officer stating that (i) since the effective date of the Registration Statement, no event has occurred which should have been set forth in a supplement or amendment to the Registration Statement, the General Disclosure Package or the Prospectus which has not so been disclosed, (ii) to the best of their knowledge after reasonable investigation, as of such date, the representations and warranties of the Company in this Agreement are true and correct, except for inaccuracies that would not reasonably be expected to result in a Material Adverse Effect, and the Company has complied, in all material respects, with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such date, and (iii) there has not been, subsequent to the date of the most recent audited financial statements included or incorporated by reference in the General Disclosure Package, any material adverse change in the financial position or results of operations of the Company and its Subsidiaries, taken as a whole, or any change or development that, individually or in the aggregate, would reasonably be expected to involve a material adverse change in or affecting the condition (financial or otherwise), results of operations, business or assets of the Company and its Subsidiaries, taken as a whole, except as set forth in the Prospectus.

(d)                Since the date of the latest audited financial statements with respect to the Company and its Subsidiaries included in the General Disclosure Package or incorporated by reference in the General Disclosure Package as of the date hereof, (i) neither the Company nor any of its Subsidiaries shall have sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the General Disclosure Package, and (ii) there shall not have been any change in the capital stock of the Company or any change in the long-term debt of the Company and its Subsidiaries, taken as a whole, or any change or any development in or affecting the business, general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its Subsidiaries, taken as a whole, otherwise than as set forth in the General Disclosure Package, the effect of which, in any such case described in clause (i) or (ii) of this Section 6(e), would result in a Material Adverse Effect.

(e)                 No action shall have been taken and no law, statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body having jurisdiction over the Company which would prevent the issuance or sale of the Shares or reasonably be expected to result in a Material Adverse Effect; and no injunction, restraining order or order of any other nature by any United States federal or state court of competent jurisdiction shall have been issued which would prevent the issuance or sale of the Shares or reasonably be expected to result in a Material Adverse Effect.

(f)                  Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on the NYSE or the Nasdaq Stock Market or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or materially limited, or minimum or maximum prices or maximum range for prices shall have been established on any such exchange or such market by the Commission, by such exchange or market or by any other regulatory body or governmental authority having jurisdiction; (ii) a banking moratorium shall have been declared by United States federal or state authorities or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States; (iii) the United States shall have become engaged in hostilities, or the subject of an act of terrorism, or there shall have been an outbreak of or escalation in hostilities involving the United States, or there shall have been a declaration of war by the United States; (iv) if there has been, in the judgment of the Representative, since the time of execution of this Agreement or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries, considered as one enterprise, whether or not arising in the ordinary course of business, or (v) there shall have occurred such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the reasonable judgment of the Underwriter, impracticable or inadvisable to proceed with the sale or delivery of the Shares on the terms and in the manner contemplated in the General Disclosure Package and the Prospectus.

(g)                The Underwriters shall have received an opinion and negative assurance letter of O’Melveny & Myers LLP, counsel for the Company, dated the Closing Date or the Additional Closing Date, as the case may be, covering such matters as the Underwriters shall reasonably request.

(h)                The Underwriters shall have received the favorable opinion of Duane Morris LLP, counsel for the Underwriters, dated the Closing Date or the Additional Closing Date, as the case may be, and covering such matters as the Underwriters shall reasonably request.

(i)                  The Underwriters shall have received from Deloitte & Touche LLP letters dated, respectively, the date hereof, the Closing Date and, if applicable, the Additional Closing Date, in form and substance satisfactory to the Representative containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the General Disclosure Package, the Prospectus and the Registration Statement.

(j)                  The Underwriters shall have received a certificate of the Chief Financial Officer of the Company, dated the Closing Date or the Additional Closing Date, as the case may be, and covering such matters as the Underwriters shall reasonably request.

(k)                The Company shall have furnished to the Representative such further certificates and documents as the Representative may reasonably require for the purpose of enabling the Underwriters to pass upon the issuance and sale of the Shares as herein contemplated.

If any condition specified in this Section 6 is not satisfied when and as required to be satisfied, this Agreement may be terminated in the absolute discretion of the Representative by notice to the Company at any time on or prior to the Closing Date and, with respect to the Option Shares, at any time on or prior to the applicable Additional Closing Date, which termination shall be without liability on the part of any party to any other party (except to the extent provided in Section 8 hereof), except that Sections 5, 6, 8 and 9 shall at all times be effective and shall survive such termination.

7.                   Increase in Underwriters’ Commitments.

Subject to Section 6 hereof, if any Underwriter shall default in its obligation to take up and pay for the Firm Shares to be purchased by it hereunder (otherwise than for a failure of a condition set forth in Section 6 hereof) and if the aggregate principal amount of Firm Shares which all Underwriters so defaulting shall have agreed but failed to take up and pay for does not exceed 10% of the total aggregate principal amount of Firm Shares, the non-defaulting Underwriters shall take up and pay for (in addition to the aggregate principal amount of Firm Shares they are obligated to purchase pursuant to Section 1 hereof) the aggregate principal amount of Firm Shares agreed to be purchased by all such defaulting Underwriters, as hereinafter provided. Such Shares shall be taken up and paid for by such non-defaulting Underwriters in such amount or amounts as the Representative may designate with the consent of each Underwriter so designated or, in the event no such designation is made, such Shares shall be taken up and paid for by all non-defaulting Underwriters pro rata in proportion to the aggregate principal amount of Firm Shares set opposite the names of such non-defaulting Underwriters in Schedule A.

Without relieving any defaulting Underwriter from its obligations hereunder, the Company agrees with the non-defaulting Underwriters that it will not sell any Firm Shares hereunder unless all of the Firm Shares are purchased by the Underwriters (or by substituted Underwriters selected by the Representative with the approval of the Company or selected by the Company with the Representative’s approval).

If a new Underwriter or Underwriters are substituted by the Representative or by the Company for a defaulting Underwriter or Underwriters in accordance with the foregoing provision, the Company or the Representative shall have the right to postpone the time of purchase for a period not exceeding five business days in order that any necessary changes in the General Disclosure Package and other documents that may be effected.

The term Underwriter as used in this Agreement shall refer to and include any Underwriter substituted under this Section 7 with like effect as if such substituted Underwriter had originally been named in Schedule A.

If the aggregate principal amount of Firm Shares which the defaulting Underwriter or Underwriters agreed to purchase exceeds 10% of the total aggregate principal amount of Firm Shares which all Underwriters agreed to purchase hereunder, and if neither the non-defaulting Underwriters nor the Company shall make arrangements within the five business day-period stated above for the purchase of all the Firm Shares which the defaulting Underwriter or Underwriters agreed to purchase hereunder, then this Agreement shall terminate without further act or deed and without any liability on the part of the Company to any non-defaulting Underwriter (except as provided in Section 8) and without any liability on the part of any non-defaulting Underwriter to the Company. Nothing in this paragraph, and no action taken hereunder, shall relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

8.                   Indemnification and Contribution.

(a)                 The Company agrees to indemnify and hold harmless each Underwriter, its respective affiliates and each of their respective directors, officers, members, employees, representatives and agents and their respective affiliates, and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively the “Underwriter Indemnified Parties,” and each, an “Underwriter Indemnified Party”) against any loss, claim, damage, expense or liability whatsoever (or any action, investigation or proceeding in respect thereof), joint or several, to which such Underwriter Indemnified Party may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, expense, liability, action, investigation or proceeding arises out of or is based upon (A) any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus, any “issuer information” filed or required to be filed pursuant to Rule 433(d) of the Rules and Regulations, any Registration Statement or the Prospectus, or in any amendment or supplement thereto or document incorporated by reference therein, (B) the omission or alleged omission to state in any Issuer Free Writing Prospectus, any “issuer information” filed or required to be filed pursuant to Rule 433(d) of the Rules and Regulations, any Registration Statement or the Prospectus, or in any amendment or supplement thereto or document incorporated by reference therein, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (C) any breach of the representations and warranties of the Company contained herein or failure of the Company to perform its obligations hereunder or pursuant to any law, and shall reimburse the Underwriter Indemnified Party promptly upon demand for any legal fees or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating, or preparing to defend, or defending against, or appearing as a third party witness in respect of, or otherwise incurred in connection with, any such loss, claim, damage, expense, liability, action, investigation or proceeding, as such fees and expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, expense or liability arises out of or is based upon an untrue statement or alleged untrue statement in, or omission or alleged omission from, any Registration Statement or the Prospectus, or any such amendment or supplement thereto, or any Issuer Free Writing Prospectus made in reliance upon and in conformity with written information concerning the Underwriters furnished to the Company by or on behalf of the Underwriters specifically for use therein, which information the parties hereto agree is limited to the Underwriter’s Information. This indemnity agreement is not exclusive and will be in addition to any liability, which the Company may otherwise have and shall not limit any rights or remedies which may otherwise be available at law or in equity to each Underwriter Indemnified Party.

(b)                Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company and its directors, its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively the “Company Indemnified Parties” and each a “Company Indemnified Party”) against any loss, claim, damage, expense or liability whatsoever (or any action, investigation or proceeding in respect thereof), joint or several, to which such Company Indemnified Party may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, expense, liability, action, investigation or proceeding arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus, any “issuer information” filed or required to be filed pursuant to Rule 433(d) of the Rules and Regulations, any Registration Statement or the Prospectus, or in any amendment or supplement thereto, or (ii) the omission or alleged omission to state in any Issuer Free Writing Prospectus, any “issuer information” filed or required to be filed pursuant to Rule 433(d) of the Rules and Regulations, any Registration Statement or the Prospectus, or in any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Underwriter specifically for use therein, which information the parties hereto agree is limited to the Underwriter’s Information, and shall reimburse the Company Indemnified Parties for any legal or other expenses reasonably incurred by such party in connection with investigating or preparing to defend or defending against or appearing as third party witness in connection with any such loss, claim, damage, liability, action, investigation or proceeding, as such fees and expenses are incurred. This indemnity agreement is not exclusive and will be in addition to any liability which such Underwriter might otherwise have and shall not limit any rights or remedies which may otherwise be available under this Agreement, at law or in equity to the Company Indemnified Parties.

(c)                 Without limitation and in addition to its obligation under the other subsections of this Section 8, the Company agrees to indemnify and hold harmless D.A. Davidson, in its capacity as the QIU, its affiliates, directors, officers, employees, agents and each person, if any, who controls the QIU within the meaning of the Securities Act or the Exchange Act from and against any loss, claim, damage, liabilities or expense, as incurred, arising out of or based upon the QIU’s acting as a “qualified independent underwriter” (within the meaning of Rule 5121 of the FINRA’s Securities Offering and Trading Standards and Practices Rules) in connection with the offering contemplated by this Agreement, and agrees to reimburse each such indemnified party for any legal or other expense reasonably incurred by them in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense results from the gross negligence or willful misconduct of the QIU.

(d)                Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under this Section 8, notify such indemnifying party in writing of the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under this Section 8 except to the extent it has been materially prejudiced by such failure; and, provided, further, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 8. If any such action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense of such action with counsel reasonably satisfactory to the indemnified party (which counsel shall not, except with the written consent of the indemnified party, be counsel to the indemnifying party). After notice from the indemnifying party to the indemnified party of its election to assume the defense of such action and approval by the indemnified party of counsel as set forth herein, except as provided herein, the indemnifying party shall not be liable to the indemnified party under Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense of such action other than reasonable costs of investigation; provided, however, that any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense of such action but the fees and expenses of such counsel (other than reasonable costs of investigation which shall remain the expense of the Company) shall be at the expense of such indemnified party unless (i) in the case of an Underwriter Indemnified Party, the employment thereof has been specifically authorized in writing by the Company in the case of a claim for indemnification under Section 8(a), or (ii) such indemnified party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party within a reasonable period of time after notice of the commencement of the action or the indemnifying party does not diligently defend the action after assumption of the defense, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of (or, in the case of a failure to diligently defend the action after assumption of the defense, to continue to defend) such action on behalf of such indemnified party and the indemnifying party shall be responsible for legal or other expenses subsequently incurred by such indemnified party in connection with the defense of such action; provided, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such indemnified parties (in addition to any local counsel), which firm shall be designated in writing by the Underwriter if the indemnified parties under this Section 8 consist of any Underwriter Indemnified Party or by the Company if the indemnified parties under this Section 8 consist of any Company Indemnified Parties. Subject to this Section 8(d), the amount payable by an indemnifying party under Section 8 shall include, but not be limited to, (x) reasonable legal fees and expenses of counsel to the indemnified party and any other expenses in investigating, or preparing to defend or defending against, or appearing as a third party witness in respect of, or otherwise incurred in connection with, any action, investigation, proceeding or claim, and (y) all amounts paid in settlement of any of the foregoing. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of judgment with respect to any pending or threatened action or any claim whatsoever, in respect of which indemnification or contribution could be sought under this Section 8 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party in form and substance reasonably satisfactory to such indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party. Subject to the provisions of the following sentence, no indemnifying party shall be liable for settlement of any pending or threatened action or any claim whatsoever that is effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with its written consent, or if its consent has been unreasonably withheld or delayed, or if there be a judgment for the plaintiff in any such matter, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment. In addition, if at any time an indemnified party shall have requested that an indemnifying party reimburse the indemnified party for reasonable fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated herein effected without its written consent if (i) such settlement is entered into more than forty-five (45) days after receipt by such indemnifying party of the request for reimbursement, (ii) such indemnifying party shall have received notice of the terms of such settlement at least thirty (30) days prior to such settlement being entered into and indemnifying party shall have not notified indemnified party of its objection to such settlement and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

(e)                 If the indemnification provided for in this Section 8 is unavailable or insufficient to hold harmless an indemnified party under Section 8(a), Section 8(b) or Section 8(c), then each applicable indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid, payable or otherwise incurred by such indemnified party as a result of such loss, claim, damage, expense or liability (or any action, investigation or proceeding in respect thereof), as incurred, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the Offering, or (ii) if the allocation provided by clause (i) of this Section 8(e) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) of this Section 8(e) but also the relative fault of the Company on the one hand and each of the respective Underwriters on the other with respect to the statements, omissions, acts or failures to act which resulted in such loss, claim, damage, expense or liability (or any action, investigation or proceeding in respect thereof) as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand with respect to such Offering shall be deemed to be in the same proportion as the total net proceeds from the Offering pursuant to this Agreement (before deducting expenses) received by the Company bear to the total compensation received by the Underwriter in connection with the Offering, in each case as set forth in the table on the cover page of the Prospectus. The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Underwriters on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement, omission, act or failure to act.

The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this Section 8(e) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage, expense, liability, action, investigation or proceeding referred to above in this Section 8(e) shall be deemed to include, for purposes of this Section 8(e), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating, preparing to defend or defending against or appearing as a third party witness in respect of, or otherwise incurred in connection with, any such loss, claim, damage, expense, liability, action, investigation or proceeding. Notwithstanding the provisions of this Section 8(e), no Underwriter shall not be required to contribute any amount in excess of the total compensation received by such Underwriter hereunder less the amount of any damages which such Underwriter has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement, omission or alleged omission, act or alleged act or failure to act or alleged failure to act.

No person guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

9.                   Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a)                 the Underwriters’ responsibility to the Company is solely contractual in nature, the Underwriters have been retained solely to act as underwriters in connection with the Offering and no fiduciary, advisory or agency relationship between the Company and any Underwriter has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether such Underwriter has advised or is advising the Company on other matters;

(b)                the price of the Shares set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Underwriters, and the Company is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)                 no Underwriter has advised, and no Underwriter is advising, the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction with respect to the transactions contemplated hereby;

(d)                the Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and no Underwriter shall have any responsibility or liability to the Company with respect thereto;

(e)                 no Underwriter has or will be rendering an opinion to the Company as to the fairness of the terms of the offering of the Shares;

(f)                  it has been advised that each Underwriter, and their respective affiliates, are engaged in a broad range of transactions which may involve interests that differ from those of the Company and no Underwriter has an obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(g)                it waives, to the fullest extent permitted by law, any claims it may have against any Underwriter for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that each Underwriter shall not have any liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

10.                Successors; Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Underwriters, the Company, and their respective successors and assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, other than the persons mentioned in the preceding sentence, any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person; except that the representations, warranties, covenants, agreements and indemnities of the Company contained in this Agreement shall also be for the benefit of the Underwriter Indemnified Parties, and the indemnity of the Underwriters shall be for benefit of the Company Indemnified Parties.

11.                Survival of Indemnities, Representations, Warranties, Etc. The respective indemnities, covenants, agreements, representations, warranties and other statements of the Company and the Underwriters, as set forth in this Agreement or made by them respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation made by or on behalf of the Underwriters, the Company or any person controlling any of them and shall survive delivery of and payment for the Shares. Notwithstanding any termination of this Agreement, the indemnity and contribution agreements contained in Section 8 and the covenants, representations, warranties set forth in this Agreement shall not terminate and shall remain in full force and effect at all times.

12.                Notices. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a)                 if to the Underwriters, shall be delivered or sent by mail, overnight courier or email to B. Riley Securities, Inc., 299 Park Avenue, 21st Floor, New York, New York 10171, Attention: Syndicate Department, with a copy to Duane Morris LLP Attn: James T. Seery, 1540 Broadway, New York, New York 10036.

(b)                if to the Company, shall be delivered or sent by mail, overnight courier or email to Babcock & Wilcox Enterprises, Inc., Attention: Lou Salamone, 1200 East Market Street, Akron, Ohio 44305, with a copy to O’Melveny & Meyers, LLP, Attn: Brophy Christensen and Eric Sibbitt, Two Embarcadero Center, 28th Floor, San Francisco, California 94111.

13.                Definition of Certain Terms. For purposes of this Agreement “business day” means any day on which the New York Stock Exchange is open for trading.

14.                Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15.                Underwriter’s Information. The parties hereto acknowledge and agree that, for all purposes of this Agreement, the Underwriter’s Information consists solely of the following information in the General Disclosure Package, the Prospectus and in the Registration Statement: the concession figure appearing in the fourth paragraph in the section entitled “Underwriting (Conflicts of Interest)” and the information contained in the first and second paragraphs relating to stabilization transactions under the section entitled “Underwriting (Conflicts of Interest)– Price Stabilization; Short Positions.”

16.                Partial Unenforceability. The invalidity or unenforceability of any section, paragraph, clause or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph, clause or provision hereof. If any section, paragraph, clause or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

17.                General. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. In this Agreement, the masculine, feminine and neuter genders and the singular and the plural include one another. The section headings in this Agreement are for the convenience of the parties only and will not affect the construction or interpretation of this Agreement. This Agreement may be amended or modified, and the observance of any term of this Agreement may be waived, only by a writing signed by the Company and the Representative.

18.                Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and such signatures may be delivered by facsimile.

19.                Electronic Signatures. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding between the Company and the several Underwriters, please so indicate in the space provided below for that purpose, whereupon this agreement and your acceptance shall constitute a binding agreement between the Company and the Underwriters, severally.

Very truly yours,

BABCOCK & WILCOX ENTERPRISES, INC.

By:	/s/ Louis Salamone
	Name:	Louis Salamone
	Title:	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

B. RILEY SECURITIES, INC.

For themselves and as Representative

of the several Underwriters named

in Schedule A hereto

Accepted and agreed to as of the date first above written:

B. RILEY SECURITIES, INC.

By:	/s/ Patrice McNicoll
	Name:	Patrice McNicoll
	Title:	Co-Head of Investment Banking

SCHEDULE A

Underwriters

Underwriters	Aggregate Number of Shares to be Purchased
B. Riley Securities, Inc.	1,380,000
D.A. Davidson & Co.	760,000
Janney Montgomery Scott LLC	540,000
Ladenburg Thalmann & Co. Inc.	240,000
National Securities Corporation	140,000
William Blair & Company	220,000
Kingswood Capital Markets, division of Benchmark Investments, Inc.	150,000
Aegis Capital Corp.	110,000
Boenning & Scattergood, Inc.	120,000
Huntington Securities, Inc.	70,000
Incapital LLC	230,000
Wedbush Securities Inc.	40,000
Total	4,000,000

SCHEDULE B

Pricing Information

Firm Shares: 4,000,000

Option Shares: 600,000

Dividend Rate: 7.75%

Public offering price: $25.00 per Share

Purchase Price: $24.00 per Share

Underwriters’ discount: 4.0%

SCHEDULE C

Free Writing Prospectuses

Final term sheet prepared pursuant to Section 4(c) hereto and filed as an Issuer Free Writing Prospectus by the Company with the Commission on May 4, 2021.

SCHEDULE D

Filed pursuant to Rule 433

Registration No. 333-255428

Issuer Free Writing Prospectus

Supplementing the Preliminary Prospectus Supplement

dated May 3, 2021

BABCOCK & WILCOX ENTERPRISES, INC.

7.75% Series A Cumulative Perpetual Preferred

(Liquidation Amount $25.00 per Share)

Final Term Sheet

Issuer:	Babcock & Wilcox Enterprises, Inc.

Securities:	Shares of 7.75% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”)

Number of Shares:	4,000,000 shares of Series A Preferred Stock

Option to Purchase Additional Shares:	Up to 600,000 shares of Series A Preferred Stock

Trade Date:	May 5, 2021

Settlement Date:	May 7, 2021

Listing:	Expected NYSE “BW PRA”

Size:	$100,000,000

Underwriters’ Option:	Up to $15,000,000

Maturity Date:	Perpetual (unless redeemed by Issuer on or after May 7, 2026 or in connection with a Change of Control or Delisting Event (as each term is defined in the prospectus supplement relating to the Series A Preferred Stock).

Rating:	The Series A Preferred Stock will not be rated.

Dividend Rate (Cumulative):	Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), only out of funds legally available for the payment of dividends, cumulative cash dividends at the annual rate of 7.75% of the $25.00 liquidation preference per year (equivalent to $1.9375 per year). Dividends on the Series A Preferred Stock will accumulate and be cumulative from, and including, the date of original issue by the Issuer of the Series A Preferred Stock.

Dividend Payment Dates:

Dividends, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 beginning on June 30, 2021, each of which we refer to as a “dividend payment date”; provided that if any dividend payment date is not a business day, as defined in the certificate of designations with respect to the Series A Preferred Stock, then such date will nevertheless be a dividend payment date but the dividend which would otherwise have been payable on that dividend payment date, when, as and if declared, will be paid on the next succeeding business day and no interest, additional dividends or other sums will accumulate on the amounts so payable for the period from and after that dividend payment date to that next succeeding business day. The first dividend on the Series A Preferred Stock, when, as and if declared, will be paid on June 30, 2021, which will be for less than a full quarter after the initial issuance of the Series A Preferred Stock and will cover the period from the first date we issue and sell the Series A Preferred Stock through, but not including, June 30, 2021.

Under the terms of the Issuer’s A&R Credit Agreement, the Issuer is currently prohibited from paying cash dividends on their capital stock, including dividends on the Series A Preferred Stock when issued. The Issuer is currently negotiating with their lenders under the A&R Credit Agreement an amendment that would permit cash dividends to be paid on the Series A Preferred Stock. Such discussions are ongoing and while the Issuer expects such amendment to be completed prior to the first dividend payment date on the Series A Preferred Stock, no assurances can be provided regarding the timing of such amendment, the final terms of such amendment or whether such amendment will occur at all. In the absence of such amendment or a similar amendment, the Issuer will not be permitted to pay cash dividends on the Series A Preferred Stock while the A&R Credit Agreement is in effect.

Price to the Public:	100.00%

Day Count:	30/360

Liquidation Preference:	The liquidation preference of each share of Series A Preferred Stock is $25.00 per share.

Optional Redemption:

The Series A Preferred Stock is not redeemable prior to May 7, 2026, except under the circumstances described under “—Special Optional Redemption.”

On or after May 7, 2026, the Series A Preferred Stock may be redeemed at the Issuer’s option, in whole or in part, from time to time, at a redemption price of $25.00 per share of Series A Preferred Stock, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the date of such redemption, upon the giving of notice.

Special Optional Redemption:	Upon the occurrence of a Change of Control or Delisting Event, in whole or in part, for $25.00 per share, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up, to, but not including, the date of such redemption on such terms as described in the prospectus supplement relating to the Series A Preferred Stock (the “Redemption Right”).

Conversion Right Upon a Change of Control or Delisting Event:	Upon the occurrence of a Change of Control or Delisting Event, in the event the Issuer does not exercise the Redemption Right, holders of the Series A Preferred Stock will have the right to convert some or all of the Series A Preferred Stock held by such holder into a number of shares of the Issuer’s common stock at a predetermined ratio.

Share Cap:	5.65611

DRD/QDI Eligible:	Yes

Minimum Denomination / Multiples:	$25.00/$25.00

CUSIP/ISIN:	05614L 407/US05614L4077

Book-Running Managers:	B. Riley Securities, Inc., D.A. Davidson & Co., Janney Montgomery Scott LLC, Ladenburg Thalmann & Co. Inc., National Securities Corporation, William Blair & Company.

Lead Manager:	Kingswood Capital Markets, division of Benchmark Investments, Inc.

Co-Managers:	Aegis Capital Corp., Boenning & Scattergood, Inc., Huntington Securities, Inc., Incapital LLC, Wedbush Securities Inc.

Conflict of Interest:

B. Riley Securities, Inc. will participate in the offering of the Series A Preferred Stock as a joint book-running manager.

B. Riley Securities, Inc. has a “conflict of interest” in this offering within the meaning of Rule 5121 of the Financial Industry Regulatory Authority (“FINRA”). Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121(a)(2), which requires that a “qualified independent underwriter” as defined in FINRA Rule 5121(f)(5), participate in the preparation of the registration statement and prospectus and exercise its usual standards for due diligence in respect thereto. D.A. Davidson & Co. has agreed to act as the qualified independent underwriter for this offering and has agreed in so acting to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. D.A. Davidson & Co. will not receive a fee for acting as the qualified independent underwriter for this offering.

This communication is intended for the sole use of the person to whom it is provided by the Issuer.

The Issuer has filed a registration statement (including a base prospectus dated April 30, 2021) and a preliminary prospectus supplement dated May 3, 2021 with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them from B. Riley Securities, Inc. by calling (703) 312-9580, or by emailing prospectuses@brileyfin.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.